EXHIBIT 16.1

June 5, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Idaho Strategic Resources, Inc. relating to the event described under Item 4.01 of its Current Report on Form 8-K dated June 8, 2026, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington